Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY

Paige H. Gilchrist
Vice President, External Affairs
(630) 586-8101

For Immediate Release
Tuesday, April 19, 2005

CENTERPOINT REPORTS FIRST QUARTER 2005 RESULTS

EPS of $0.59, FFO Per Share of $0.62

Highlights:

•      $393 Million Portfolio Sale Contracted; Attractive Continuing Source of Capital

•      Strong Acquisition Pipeline, Expanding Build-to-Suit Opportunities

•      2.5 Million Square Feet, or 46% of 2005 Lease Expirations Accounted For Year-to-Date

•      Halo Recovery of $4.8 Million in Q1

•      Financial Flexibility – 6.3 to 1 Debt Service Coverage; 5.3 to 1 Fixed Charge Coverage

•      Metro Chicago Industrial Market Active, Occupancy Improving

•      Donald A. King, Jr. Added to Board of Trustees

Oak Brook, Illinois, April 19, 2005 - CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 47.5% for the first quarter 2005 to $0.59 from $0.40 for the same period in 2004.  Net income for the first quarter 2005 was $29.8 million, an increase of 52.8% over first quarter 2004 net income of $19.5 million.

Funds from operations (“FFO”) per share increased 8.8% for the first quarter 2005 to $0.62 from $0.57 for the same period in 2004.  FFO for the first quarter 2005 was $31.2 million, 13.9% higher than first quarter 2004 FFO of $27.4 million.

First quarter 2005 earnings and FFO results include a $4.8 million recovery associated with the bankruptcy of Halo Industries, Inc.  The recovery, together with the sale of the building in 2002, partially offset the charge CenterPoint recorded in 2001.

CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reconciliation and Reporting Definitions for further explanation of FFO.

The Company revised its 2005 EPS guidance upward to reflect greater than anticipated book gains resulting from the $392.7 million portfolio sale, which includes more heavily depreciated assets.  For FFO, CenterPoint adds back accumulated depreciation to book gains.  CenterPoint now expects to report EPS in the range of $2.58 to $2.88.  The Company also raised FFO per share guidance and now expects to report in the range of $2.47 to $2.67.  For the second quarter 2005, the Company expects to report EPS in the range of $0.54 to $0.64 and FFO per share in the range of $0.60 to $0.66.

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“CenterPoint is ahead of plan and fundamentals continue to improve.  About 2.5 million square feet, or 46% of the Company’s total 2005 expirations, have been favorably addressed through new or renewal leases and dispositions.  The 1.4-billion-square-foot Chicago industrial property market is active and rents are stabilizing.  While we are pleased with our progress, nominal vacancy has increased as a result of above average rollover last year and our strategic decision to invest in vacant real estate to exploit the recovering market.  However, we do expect improving conditions to increase occupancy in the second half of 2005,” stated Michael M. Mullen, Chief Executive Officer.

“On Friday, we announced the administrative leave of Paul Ahern and Monday confirmed that the basis for the leave relates solely to Paul and has nothing to do with the operation of our business or reporting. We believe the leave will not affect our tenant or other relationships nor impact our prospects.  We have confidence in Sean Maher, who will fill in for Paul, and the rest of our operations team. Business is continuing as usual at CenterPoint because we have a very deep and talented bench. We will provide more details on Paul when we’re able.”

“Two weeks ago we announced the formation of a strategic relationship with James Fielding Funds Management Limited, an affiliate of the Mirvac Group, a leading listed Australian property group. We believe our phased sale of the $392.7 million industrial portfolio into a venture with James Fielding, and ongoing opportunity for similar transactions, provide earnings visibility as well as solidifies attractive funding for new value-added investment.  The benefits of this deal make it one of the most important the Company has executed.”

“Finally, we are pleased to have recovered some of the loss we suffered following the bankruptcy of Halo in 2001. We expected a recovery and planned 2005 accordingly.”

Expanding Investment Pipeline

In the first quarter 2005, CenterPoint and affiliates completed investments of $132.2 million.  Of these, CenterPoint completed $118.7 million, which are expected to produce an initial cash yield of 9.5% and a GAAP yield of 9.9%.

First quarter 2005 investments included completion of one build-to-suit delivery, acquisition of approximately 3.1 million square feet and a 50-acre land acquisition.

Highlighting first quarter investment activity was the purchase of a 3.0 million-square-foot, 8-building industrial portfolio from HSA Commercial Real Estate for $96 million, including the assumption of approximately $25 million in mortgage debt.

James Clewlow, Chief Investment Officer, commented, “With our next four quarters of dispositions under contract, our investment team can now focus solely on redeploying the proceeds into ‘value-added’ acquisition and development opportunities offering better yields.  We have a significant number of deals in negotiation or under letter of intent and a healthy pipeline of other potential investments. Our activity in the first quarter is a significant head start.”

CenterPoint and its affiliates currently have eight developments under construction totaling 2.2 million square feet or $112.2 million.  Excluding four build-to-suits for sale, these projects are expected to produce a weighted initial cash yield of 10.6% and GAAP yield of 11.2%.

Robust Disposition Market

In the first quarter 2005, CenterPoint and its affiliates completed $132.2 million of dispositions.  CenterPoint completed $95.4 million of these dispositions.  First quarter 2005 dispositions were highlighted by the sale of an 856,768-square-foot building leased to Cornerstone Brands and located in West Chester, OH.  This building was sold to a private investor.

As announced on April 7, 2005, CenterPoint signed a contract to sell a $392.7 million portfolio of industrial assets to a new venture to be created between the Company and JF US Industrial Trust, a

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property trust to be listed on the Australian Stock Exchange and managed by James Fielding. CenterPoint will retain a 5% promoted interest in the venture and will manage the portfolio for fees.  The portfolio contains 41 industrial buildings totaling approximately 10.1 million square feet located in various markets throughout metropolitan Chicago.   The sale is scheduled to close in phases over four quarters, in approximately equal amounts each quarter.  The first sale is planned to close in the second quarter 2005 with the last sale closing in the first quarter 2006.

The venture will run for an initial period ending three years following the last closing. James Fielding, acting through the venture, will have a right of first offer on additional CenterPoint sales during the term, conditioned on the venture meeting specified acquisition targets.  James Fielding can only acquire Chicago properties from CenterPoint, provided the Company offers it a minimum amount of property annually. CenterPoint agreed to master lease existing vacancy at the time of close and any vacancy incident to rollover during the first year following acquisition, each for a period of one year.  The master lease obligation is an offset to profit initially recognized, but any rent received from third parties will become additional gain.

James Clewlow remarked, “Given the liquidity in the Chicago industrial property market, we widely marketed this portfolio of assets.  James Fielding offered the most attractive price and terms for the portfolio, which included a mix of new and older properties.  As important, the venture structure establishes James Fielding as a continuing attractive source of capital going forward, contributing additional certainty to our ‘recycling’ model.”

Leasing Ahead of Plan

All leasing activity in the first quarter 2005 totaled 917,691 square feet.  Rents on total leasing activity increased 15.2% on a straight-line basis and 8.6% on a cash basis.  Renewals and replacements represented 679,164 square feet.  Rents on renewals and replacements increased at an average rate of 6.7% on a straight-line basis and 4.7% on a cash basis.

CenterPoint sold two buildings totaling 172,356 square feet in the first quarter which had 2005 lease expiries. We also began demolition of a 583,260-square-foot building at CNT Business Center I-80, which had a 2005 lease expiration.  Additionally, the Australian portfolio included 609,083 square feet of vacancy and 1.1 million square feet of space scheduled to expire this year. The Company also sold two other vacant properties totaling 103,435 square feet.  Overall, the Company has addressed 3.2 million square feet or 36.4% of beginning year inventory, the total of scheduled 2005 lease expirations and beginning year vacancy.  The Company’s activity relating to 2005 expiries accounted for 2.5 million square feet or 46% of the 5.5 million square feet scheduled to roll at year end.

Excluding properties sold, the Company retained 94.6% of its tenants.  At March 31, 88.0% of the Company’s in-service industrial portfolio was leased compared to 90.4% at the end of 2004.  Last year and in the first quarter 2005, CenterPoint purchased several vacant buildings and sold stabilized assets consistent with its value-added ‘recycling’ strategy.  While this has resulted in higher short-term vacancy, the Company expects it to add significant long-term value.  CenterPoint expects occupancy to improve in the second half of 2005 as it leases up existing vacancy.

CenterPoint Affiliates

CenterPoint Venture LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEast (a joint venture between CalPERS and LaSalle Investment Management) acquires or develops, packages and sells stabilized industrial property investment opportunities outside the Company’s more “value-added” investment focus.

CenterPoint Venture contributed EPS of $0.01 and FFO per share of $0.01 in the first quarter 2005.  As of March 31, 2005, assets in CenterPoint Venture totaled $130.1 million.

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In first quarter 2005, CenterPoint Venture sold four buildings totaling 506,022 square feet.  These buildings were located in Crystal Lake, IL.  The assets were sold to a partnership between a local private investor capitalized by an institutional investor.

Rochelle Development Joint Venture

Rochelle Development Joint Venture, a joint venture between CenterPoint Properties and UBS Real Estate, was formed in December 2004 to develop and sell completed leased buildings or to develop facilities to be owned by users at CIC-Rochelle, a 362-acre industrial park located less than one mile from the Union Pacific’s 1,230-acre intermodal facility (developed by CenterPoint).

In the first quarter 2005, UBS purchased the 400,000-square-foot RC2 build-to-suit completed in January 2005 pursuant to the joint venture agreement.

Strong Balance Sheet

At March 31, CenterPoint had a total of $835 million of senior debt outstanding producing a debt to total market capitalization of 28.2%.  For the first quarter 2005, debt service coverage was 6.3 to 1 and fixed charge coverage was 5.3 to 1.  Currently, CenterPoint’s total debt has a weighted average remaining term of 8.0 years and bears a weighted average interest rate of 5.4%.

Paul Fisher, President and Chief Financial Officer, noted, “The portfolio sale inexpensively fixed the cost of considerable capital through our largest ever disposition. We expect future, similar sales through the relationship with James Fielding to continue to tap the attractive Australian capital market. Knowing our capital cost allows us to invest more and with greater certainty, improving the efficiency of our recycling model. Accelerated turnover with reinvestment of proceeds into higher yielding assets improves our valuation.  Additionally, this sale adds significant liquidity and enhances the flexibility and strength of CenterPoint’s balance sheet.”

Donald A. King, Jr. Joins Board of Trustees

As announced in April, CenterPoint’s Board of Trustees elected Donald A. King, Jr. as an independent trustee, to fill a vacancy created by the Board.  Including Mr. King, there are now 11 members on CenterPoint’s Board of Trustees.

Mr. King is currently the Vice Chairman of Deutsche Asset Management, a Member of the Deutsche Bank Group.  He is a member of the Urban Land Institute, the National Association of Real Estate Investment Managers and the Pension Real Estate Association.

Since its founding in 1984, CenterPoint has maintained a Board composed of a majority of independent trustees recruited for excellence in their distinct skill sets.  The Board has determined that Mr. King is an independent trustee under the categorical standards adopted by the Board.  CenterPoint’s Board of Trustees now includes seven independent trustees.

Dividends

CenterPoint’s Board of Trustees declared a second quarter dividend of $0.4275 per common share, to be paid April 25, 2005 to shareholders of record April 14, 2005. On an annualized basis, this equates to $1.71 per share for the year 2005.

The Board also declared a dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNTPRB) to be paid June 30, 2005 to shareholders of record June 16, 2005.

For the first quarter 2005, the Company’s FFO payout ratio was 69%.

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Chicago Industrial Market

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, gross absorption in the 1.4-billion-square-foot Chicago Industrial Market was 14.6 million square feet for the first quarter 2005 compared to 12.7 million square feet absorbed in the first quarter 2004.  Market-wide vacancy for the first quarter 2005 was 8.9% compared to 9.0% at December 31, 2004.

In the first quarter, submarkets showing significant gross absorption included the Southwest Suburbs, O’Hare, Fox Valley and Chicago South.

Construction completions for the first quarter 2005 totaled 3.4 million square feet.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of March 31, 2005, the Company owned and operated approximately 40.1 million square feet and the Company and its affiliates owned or controlled an additional 3,329 acres of land upon which approximately 52 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of March 31, 2005.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Wednesday, April 20, 2005 beginning 1:00 p.m. CT (2:00 p.m. ET).  This call will be broadcast live on www.centerpoint-prop.com.  To access the webcast, go to this website and click on Investor Relations.  Click on the webcast title located on the upper left side of the page.  To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, there will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. CT on Wednesday, April 20, 2005. The replay number is 888-266-2081, passcode 631834.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 p.m. CT on April 19, 2005.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
Assets:
Investment in real estate:
Land	$255,018	$233,326
Buildings	907,847	881,328
Building improvements	159,774	167,982
Furniture, fixtures, and equipment	26,293	26,130
Construction in progress	150,686	152,795
	1,499,618	1,461,561
Less accumulated depreciation	(185,271)	(183,770)
Real estate held for sale, net of depreciation	83,525	62,360
Net investment in real estate	1,397,872	1,340,151

Cash and cash equivalents	2,538	1,496
Restricted cash	43,011	79,297
Tenant accounts receivable, net	30,953	36,949
Mortgage and notes receivable	14,497	75,089
Investment in and advances to affiliate	8,902	14,202
Prepaid expenses and other assets	17,693	16,694
Deferred expenses, net	42,286	34,613

	$1,557,752	$1,598,491

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (1)	$99,101	$73,109
Senior unsecured debt	550,000	550,000
Tax-exempt debt	142,150	118,900
Line of credit	44,200	131,500
Preferred dividend payable	1,598	254
Accounts payable	16,538	18,778
Accrued expenses	73,772	86,762
Rents received in advance and security deposits	12,665	12,224

	940,024	991,527

Shareholders’ equity:
Preferred equity	110,687	110,687
Common equity	541,056	534,038
Retained earnings (deficit)	(13,223)	(22,031)
Other comprehensive loss	(6,213)	(6,532)
Unearned compensation - restricted shares	(14,579)	(9,198)

	617,728	606,964

	$1,557,752	$1,598,491

(1) March 31, 2005 and December 31, 2004 balances includes non-recourse TIF debt of $21,958.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31
	2005	2004
	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$31,600	$24,718
Straight-line rents	716	741
Expense reimbursements	10,977	8,019
Mortgage interest income	425	378
Real estate fee income	5,130	1,232

Total revenue	48,848	35,088

Expenses:
Real estate taxes	10,350	7,562
Property operating and leasing	9,980	6,435
General and administrative	2,837	1,922
Depreciation and amortization	11,455	8,432
Impairment of assets held for sale	694	—

Total expenses	35,316	24,351

Other income/(expense)
Interest income	239	486
Interest expense	(8,432)	(7,785)
Amortization of deferred financing costs	(1,002)	(865)

Total other income/(expenses)	(9,195)	(8,164)

Income from continuing operations before income taxes and equity in net income of affiliate	4,337	2,573

(Provision for) benefit from income tax expense	831	129
Equity in net income of affiliate (1)	366	621
Gain from sale of equity interest	—	5,851

Income from continuing operations	5,534	9,174
Discontinued operations:
Gain on sale, net of tax (2)	25,048	6,573
Income from operations, net of tax	805	4,608

Net Income	31,387	20,355

Preferred dividends	(1,604)	(887)

Net income available to common shareholders	$29,783	$19,468

Basic EPS (3):
Income available to common shareholders from continuing operations	$0.08	$0.18
Discontinued operations	0.53	0.24
Net income available to common shareholders	$0.61	$0.42

Diluted EPS (3):
Income available to common shareholders from continuing operations	$0.08	$0.17
Discontinued operations	0.51	0.23
Net income available to common shareholders	$0.59	$0.40

Distributions per share (3)	$0.428	$0.390

(1)         Results of investments accounted on the equity basis include CenterPoint Venture, LLC, Chicago Manufacturing Campus II, LLC and Rochelle Development Joint Venture.

(2)         For the quarter ended March 31, 2005 and 2004, gains are attributed to $95,353 and $31,274 of dispositions, respectively.

(3)         The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended March 31
	2005	2004
	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$29,783	$19,468
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	10,934	8,225
Discontinued operations	621	1,997
Unconsolidated subsidiaries	95	305
Accumulated depreciation and amortization of intangibles on sold industrial assets, net of tax	(10,204)	(2,616)
Funds from operations	$31,229	$27,379

Funds from operations per share	$0.62	$0.57

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$29,783	$19,468
Add back/(deduct):
Preferred dividends	1,604	887
Interest incurred, net	8,193	7,299
Depreciation and amortization	11,455	8,432
Amortization of deferred financing costs	1,002	865
Provision for income taxes expense (benefit)	(831)	(129)
Discontinued operations:
Depreciation and amortization	621	1,997
Provision for income taxes expense (benefit) from operations	(5)	(35)
Provision for income taxes expense (benefit) from gain on sale	154	—
EBITDA	$51,976	$38,784

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	51,976	38,784

Interest incurred, net	8,193	7,299
Interest incurred, net from discontinued operations	—	—
Debt service (B)	$8,193	$7,299

EBITDA to debt service coverage ratio (A/B)	6.3	5.3

Debt service	8,193	7,299
Preferred dividends	1,604	887
Fixed charge (C)	$9,797	$8,186

EBITDA to fixed charge coverage ratio (A/C)	5.3	4.7

Annualized FFO return on common equity
FFO return on common equity	23.1%	22.1%

Capitalized interest	$2,123	$1,918

Reconciliation of average shares outstanding
Basic Shares - GAAP	48,683,418	46,424,566
Add: Stock options/grants - common share equivalents	1,717,085	1,865,636
Diluted shares - GAAP/FFO	50,400,503	48,290,202

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FIRST QUARTER 2005 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income, excluding straight line rents, divided by total project cost, adjusted for tax increment financing.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDAstands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the Company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.